Stradley Ronon Stevens & Young, LLP
                            2600 One Commerce Square
                             Philadelphia, PA 19103
                            Telephone: (215) 564-8000
                            Facsimile: (215) 564-8120

                                  July 27, 2007

Board of Trustees of
Franklin Mutual Recovery Fund
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078-2702

Subject: Registration Statement on Form N-2 relating to Franklin Mutual Recovery Fund - FILE NO. 811-02790 - OFFER AND SALE OF AN ADDITIONAL 50,000,000 SHARES

Ladies and Gentlemen:

      We have acted as counsel to Franklin Mutual Recovery Fund, a Delaware statutory trust (the "Fund"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of the Fund (the "Registration Statement"). We are furnishing this opinion with respect to the proposed offer and sale from time to time of an additional 50,000,000 shares of beneficial interest, without par value (the "Shares"), of the Fund pursuant to the Registration Statement.

      We have reviewed the Fund's Second Amended and Restated Agreement and Declaration of Trust, By-laws and resolutions adopted by the Fund's Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

      This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

      We have assumed the following for purposes of this opinion:

1. The Shares of the Fund will be issued in accordance with the Fund's Second Amended and Restated Agreement and Declaration of Trust, By-laws, and resolutions of the Fund's Board of Trustees relating to the creation, authorization and issuance of shares.

2. The Fund's Shares will be issued against payment therefor as described in the Fund's then-current Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the applicable offering price.

      On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares of the Fund to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          Stradley Ronon Stevens & Young, LLP


                                          By:   /S/ KRISTIN H. IVES
                                                --------------------------------
                                                Kristin H. Ives, a Partner